Exhibit 99.1

Applied Minerals Reports Second Quarter 2016 Financial Results

NEW YORK, NY - August 17, 2016 - Applied Minerals, Inc. (the "Company" or "Applied Minerals"), a leading global producer of DRAGONITE™ halloysite clay and AMIRON™ advanced natural iron oxides, has provided financial results for the three and six months ended June 30, 2016.

Select Financial Results – Three Months Ended June 30, 2016

During the second quarter of 2016, the Company generated record revenue of $1.1 million, an increase of $1.0 million when compared to the second quarter of 2015. The increase was driven primarily by $1.0 million of sales of AMIRON iron oxide as part of a $5.0 million take-or-pay supply agreement entered into on November 2, 2015. Also contributing to revenue during the quarter were sales of DRAGONITE for use in a specialty zeolite application and for use as an additive in plastics.

On a GAAP basis, the Company incurred an operating loss of $1.1 million for the three months ended June 30, 2016, a significant improvement when compared to the operating loss of $2.8 million in the second quarter of 2015. This improvement was driven by the aforementioned increase in revenue, as well as a decrease of $0.7 million in total operating expense when compared to the second quarter of 2015.

On a Non-GAAP basis, the Company incurred an adjusted operating loss of $0.5 million during the second quarter of 2016, an improvement of $1.8 million when compared to an adjusted operating loss of $2.3 million in the second quarter of 2015. This improvement was driven by the aforementioned increase in revenue, as well as a decrease of $0.8 million in adjusted total operating expenses when compared to the second quarter of 2015.

See Exhibit 1 for a reconciliation of the calculation of Non-GAAP adjusted operating loss for the three months ended June 2016 and 2015, respectively.

Net loss for the quarter was $3.2 million, an increase of $0.5 million when compared to the second quarter in 2015. The increase in net loss was due primarily to a $0.3 million increase in PIK Note interest expense, which the Company historically has elected to pay in additional PIK Notes, and a $2.1 million reduction in the non-cash gain on the revaluation of the PIK Note derivative liability. The PIK Notes have a conversion feature, which created a derivative liability when the PIK Notes were issued. The derivative liability is revalued each quarter. For the three months ended June 30, 2015, the revaluation of the derivative liability resulted in a gain of $1.3 million due to a drop in the Company’s stock price over the period. For the three months ended June 30, 2016 the revaluation of the derivative liability resulted in a loss of $0.7 million due to the increase in the Company’s stock price during the period. The increase in net loss resulting from the increase in interest expense and the revaluation of the PIK Note derivative liability were partially offset primarily by a $1.7 decrease in the Company’s operating loss.

Select Financial Results – Six Months Ended June 30, 2016

For the six months ended June 30, 2016, the Company generated record revenue of $2.1 million, an increase of $1.9 million when compared to revenue of $0.2 million in the corresponding period of 2015. The increase was driven primarily by $1.9 million of sales of AMIRON iron oxide as part of a $5.0 million take-or-pay supply agreement entered into on November 2, 2015. Also contributing to revenue during the period were $0.2 million in sales of DRAGONITE for use in a specialty zeolite application and for use as an additive in plastics. These increases were partially offset by $0.2 million in sales of DRAGONITE and AMIRON that were sold to certain customers for use in product development and testing purposes during the corresponding period in 2015 that did not re-occur during 2016.

On a GAAP basis, the Company incurred an operating loss of $2.4 million for the six months ended June 30, 2016, and improvement of $3.1 million when compared an operating loss of $5.5 million in the corresponding period of 2015. This improvement was driven by the aforementioned increase in revenue and a $1.2 million decrease in total operating expenses when compared to $5.7 million of total operating expenses in the corresponding period of 2015.

On a Non-GAAP basis, the Company incurred an adjusted operating loss during the six months ended June 30, 2016 of $1.2 million, an improvement of $3.2 million when compared to an adjusted operating loss of $4.4 million in the corresponding period of 2015. This improvement was driven by the aforementioned increase in revenue and a $1.3 million decrease in adjusted total operating expenses when compared to the corresponding period of 2015.

See Exhibit 1 for a reconciliation of the calculation of Non-GAAP adjusted operating loss for the six months ended June 30, 2016 and 2015, respectively.

Net loss for the six months ended June 30, 2016 was $3.7 million, an improvement of $3.2 million when compared to the comparable period in 2015. The improvement in net loss was driven primarily by a $3.1 million decline in operating loss, the absence of $0.5 million of a one-time PIK Note-related penalty expense, $0.2 million of one-time income items, partially offset by an increase in PIK Note interest expense of $0.6 million, which the Company historically has elected to pay in additional PIK Notes.

The overall decrease in operating expense realized during both the three and six months ended June 30, 2016 was due primarily to a decline in cash costs related both to the completion of certain underground exploration activities at the Company’s Dragon Mine property during 2015 and a continued focus by management to reduce overhead expenses at the Company’s New York operations. Management expects further cash cost savings at its New York operation to be realized over the coming months. Certain operating expenses related to the fulfillment of the Company’s $5.0 million take-or-pay contract (e.g. additional labor and energy) partially offset the cost reductions during the quarter at the Company’s Utah operation.

See Exhibit 1 for a reconciliation of the calculation of Non-GAAP adjusted operating expense for the three months and six months ended June 30, 2016 and 2015, respectively.

Further details regarding the Company’s financial results for the three and six months ended June 30, 2016 may be obtained from its Form 10-Q filed on August 15, 2016.

Business Review

The Company believes that it is as far advanced as it has ever been with respect to the commercialization of its DRAGONITE and AMIRON product lines. The Company’s past product development and marketing efforts, in conjunction with its decision to engage top-tier distribution partners Horn, Brandt Technologies and Azelis (formerly KODA Distribution Group), has advanced of a number of near-term and intermediate-term commercial projects with large customers involving applications for use in the catalyst, molecular sieve, oilfield services, construction products, paints and coatings, and polymer composite industries. Certain applications, such as DRAGONITE-based catalysts and zeolites, have a history of commercial use.

Based on customer guidance, a number of the above-mentioned projects present multi-million dollar revenue opportunities for the Company. The Company believes the recent $1.64 million capital raise, anchored by its Japanese distribution partner, Fimatec LTD, along with its current business, provides ample liquidity to convert certain of these large opportunities over the next 12-18 months. If converted, these commercial opportunities have the potential to create significant value for the Company’s stakeholders.

Exhibit 1

Use of Non-GAAP Financial Information:

In addition to our U.S. GAAP results, this press release also includes disclosure on certain Non-GAAP financial measures; as such term is used by the Securities and Exchange Commission. Applied Minerals defines Non-GAAP adjusted operating loss as U.S. GAAP operating loss before (i) depreciation expenses and (ii) employee, consultant and director share-based compensation expenses. Applied Minerals defines Non-GAAP adjusted total operating expenses as U.S. GAAP operating expenses before (i) depreciation expense and (ii) employee, consultant and director share-based compensation expenses.

This measure does not have any standardized meaning prescribed by U.S. GAAP and therefore is unlikely to be comparable to the calculation of similar measures used by other companies, and should not be viewed as an alternative to measures of financial performance or changes in cash flows calculated in accordance with U.S. GAAP.

Adjusted operating loss and adjusted total operating expenses have limitations as an analytical tool, and when assessing our operating performance, you should not consider adjusted operating loss or operating expenses in isolation, or as a substitute for net income or other consolidated income statement data prepared in accordance with GAAP. Other companies may calculate adjusted operating loss or adjusted total operating expenses differently than we do, limiting its usefulness as a comparative measure.

Pursuant to the requirements of Regulation G, we have provided a reconciliation of Non-GAAP adjusted operating loss to U.S. GAAP operating loss and Non-GAAP adjusted total operating expenses to U.S. GAAP total operating expenses below.

Three Months Ended June 30, 2016

Adjusted Operating Loss ($)	Three Months Ended
	June 30, 2016	June 30, 2015
Operating loss	(1,097,913)	(2,803,433)
+ Depreciation expense	338,333	326,684
+ Employee, director and consultant share-based expense	295,758	205,748
Adjusted operating loss	$(463,822)	$(2,271,001)

Adjusted Total Operating Expense ($)	Three Months Ended
	June 30, 2016	June 30, 2015
Total operating expenses	2,210,380	2,869,281
- Depreciation expense	(338,333)	(326.684)
- Employee, director and consultant share-based expense	(295,758)	(205,748)
Adjusted total operating expenses	1,576,289	2,336,849

Six Months Ended June 30, 2016

Adjusted Operating Loss ($)	Six Months Ended
	June 30, 2016	June 30, 2015
Operating loss (1)	(2,399,099)	(5,478,733)
+ Depreciation expense	674,420	652,905
+ Employee, director and consultant share-based expense	485,968	423,559
Adjusted operating loss	(1,238,711)	(4,402,269)

Adjusted Total Operating Expenses ($)	Six Months Ended
	June 30, 2016	June 30, 2015
Total operating expenses	4,513,104	5,707,328
- Depreciation expense	(674,420)	(652,905)
- Employee, director and consultant share-based expense	(485,968)	(423,559)
Adjusted total operating expenses	3,352,716	4,630,864

(1) Operating loss for the six months ended June 30, 2016 includes: (i) $112,500 of performance-related cash compensation paid to certain employees for work performed during 2015, (ii) $75,000 of performance-related cash compensation paid to the Company’s CEO for work performed in 2015 and (iii) a $25,000 cash payment made to the Company’s General Counsel related to a true-up of his 2015 annual salary. Due to changes in compensation structure, the $75,000 bonus payment to the CEO and the $25,000 true-up payment to the General Counsel have been eliminated. Any bonuses paid to employees in 2017 for work performed in 2016 will be based on performance criteria established by the Board of Directors’ Compensation Committee.

About Applied Minerals

Applied Minerals, Inc. is the leading producer of halloysite clay and advanced natural iron oxide solutions from its wholly owned Dragon Mine property in Utah. Halloysite is aluminosilicate clay that forms naturally occurring nanotubes. In addition to serving the traditional halloysite markets for use in technical ceramics and catalytic applications, the Company has developed niche applications that benefit from the tubular morphology of its halloysite. These applications include carriers of active ingredients in paints, coatings and building materials, environmental remediation, agricultural applications and high-performance additives & fillers for plastic composites. Applied Minerals markets its halloysite products under the DRAGONITE™ trade name.

From its Dragon Mine property, the Company also produces a range of ultra-pure natural iron oxides consisting of hematite and goethite. Combining ultra-high purity and consistent quality, the inherent properties of the iron oxide from the Dragon Mine allow for a wide range of end uses in pigment and technical applications. Applied Minerals markets its comprehensive line of advanced natural iron oxide pigments under the AMIRON™ trade name. Additional information on the Company can be found at www.appliedminerals.com and www.AMIRONoxides.com.

Safe Harbor Statements

The following are safe harbor statements under the Private Securities Litigation Reform Act of 1995 for Applied Minerals, Inc. Some statements contained or implied in this news release may be considered forward-looking statements, which by their nature are uncertain. Consequently, actual results could materially differ. For more detailed information concerning how risks and uncertainties could affect the Company's financial results, please refer to Applied Minerals' most recent filings with the SEC. The Company assumes no obligation to update any forward-looking information.

Investor Relations Contact:

MZ North America

Greg Falesnik

Senior Vice President

1-949-385-6449
greg.falesnik@mzgroup.us
www.mzgroup.us